Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

Contact: CVPS: Steve Costello (802) 747-5427             Pager (802) 742-3062
For immediate release: Dec. 22, 2010

CVPS, DPS agree on smaller rate increase
Central Vermont Public Service (NYSE-CV) and the Vermont Department of Public Service have agreed to a rate settlement that will reduce a November rate request.

Driven by reliability and transmission improvements and increasing power costs, in November CVPS asked the Vermont Public Service Board to authorize an 8.34 percent rate increase under the company’s alternative regulation plan.  CVPS and the DPS have agreed to reduce the increase, which is expected to take effect Jan. 1, to 7.67 percent.  The agreement also amends and extends the company’s alternative regulation plan.

Under the settlement, which must be approved by the PSB, the company’s allowed return on equity would remain at the current level of 9.59 percent. CVPS agreed to reduce its return on equity request and make an additional $13 million investment in the Vermont Electric Power Company by the end of the year, changes that reduced the size of the rate increase.

Even with the increase, CVPS’s rates will remain among the lowest of the major utilities in New England.

Under the proposed base rate change, a residential customer using 500 kilowatt-hours per month would experience a $5.91 increase, from $78.11 to $84.02. By comparison, the same customer would pay as much as $121.80 elsewhere in New England, according to the Edison Electric Institute.

Since 1999, CVPS rates have risen at a fraction of the rate of inflation in the energy sector, with a handful of increases and decreases, including a 1.15 percent decrease in July.  Overall, rates in 2011 are expected to be 21.8 percent higher than in 1999.  Based on the latest federal data available, the Consumer Price Index for Energy has increased 81 percent.

“We have worked hard to mitigate the need for a rate increase, and are pleased that the VELCO investment will help reduce the impact on customers,” President Bob Young said.  “The increase is driven in large part by increases in power costs and a large increase for reliability improvements and regional transmission costs.

“I wish we could forego an increase, but we must continue to invest in our systems and pay our share of regional transmission costs,” Young said.  “While it doesn’t eliminate the impact, I am proud to say we will continue to provide a value that is extremely competitive in the region, even after the increase.”

Other Vermont utilities have received rate increases ranging from 3.11 percent to as much as 30.76 percent in the past 8 months.

The new rates will serve as the base rates for 2011 under CVPS’s amended alternative regulation framework.  Under the plan, CVPS’s rates are adjusted up or down every quarter to account for specified changes in power costs, and annually for specified changes in other costs and earnings.